EXHIBIT 99.1

CDW Reports Third Quarter 2014 Results

Achieves Record Quarterly Net Sales, Adjusted EBITDA and Non-GAAP Net Income Per Share

(Dollars in millions, except per share amounts)	Three months ended September 30, 2014	Three months ended September 30, 2013	% Chg.	Nine months ended September 30, 2014	Nine months ended September 30, 2013	% Chg.
Net Sales	$ 3,266.1	$ 2,864.3	14.0	$ 9,024.4	$ 8,055	12.0
Gross Profit	507.3	458.4	10.7	1,429.4	1,312.0	8.9
Net Income (loss)	55.6	(2.2)	nm*	193.1	72.8	165.4
Net Income (loss) per Diluted Share	$ 0.32	$ (0.01)	nm*	$ 1.12	$ 0.47	137.2
Non-GAAP Net Income per Diluted Share[1]	$ 0.64	$ 0.50	29.2	$ 1.78	$ 1.29	38.7
Adjusted EBITDA[1]	$ 242.6	$ 216.1	12.2	$ 683.4	$ 607.3	12.5

*Not meaningful
[1]Measures used in this release that are not based on accounting principles generally accepted in the United States of America ("non-GAAP") are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

VERNON HILLS, Ill., Nov. 6, 2014 (GLOBE NEWSWIRE) -- CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced third quarter 2014 results. The company also announced the approval by its Board of Directors of a 59 percent increase in its quarterly cash dividend and authorization of a new $500 million share repurchase program, as well as its entry into a definitive agreement to acquire a minority stake in UK-based IT solutions provider, Kelway.

"Our third quarter performance highlights the power of our balanced portfolio of channels, broad suite of products and solutions and disciplined approach to investing and controlling costs as we once again grew faster than U.S. IT market estimates and delivered solid profitability," said Thomas E. Richards, chairman and chief executive officer of CDW. "This quarter's results reinforce our confidence in our strategy and ability to continue to deliver sustainable, profitable growth and cash flows. That confidence underpins our capital allocation strategy and the actions we announced today."

"Since our initial public offering last June, through redemptions and refinancings, we have lowered our annualized interest expense by nearly 30% and the weighted average interest rate on outstanding debt by over 170 basis points," said Ann E. Ziegler, CDW's chief financial officer. "Lower interest expense is amplifying our operating results and we expect to exceed our medium-term target of mid-teens annual earnings per share growth in 2014. We intend to drive further interest savings in 2015."

"In today's competitive marketplace, our balance — across customers, products and technologies — and focus on execution will continue to serve us well," continued Richards. "Given our strong results year-to-date and expectations for the fourth quarter, we expect to significantly exceed our medium-term target of outpacing US IT market growth by 200 to 300 basis points in 2014," continued Richards. "We are laser-focused on meeting the needs of our 250,000 customers in the US and Canada and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve."

A quarterly cash dividend payment of $0.0675 per share will be made on December 10 to shareholders of record as of the close of business on November 25, 2014.

Third Quarter of 2014 Highlights:

Total net sales in the third quarter of 2014 were $3.266 billion, compared to $2.864 billion in the third quarter of 2013, an increase of 14.0 percent. Average daily sales in the third quarter of 2014 were $51.0 million, compared to $44.8 million in the third quarter of 2013. There were 64 selling days in both the third quarters of 2014 and 2013.

  Total Corporate segment net sales in the third quarter of 2014 were $1.623 billion, 10.7 percent higher than the third quarter of 2013. Corporate average daily sales in the third quarter of 2014 were $25.4 million, compared to $22.9 million in the third quarter of 2013. Corporate results reflected low double-digit sales increases to both Small Business and Medium and Large Business customers.

  Total Public segment net sales in the third quarter of 2014 were $1.469 billion, 18.0 percent higher than the third quarter of 2013. Public average daily sales in the third quarter of 2014 were $23.0 million, compared to $19.4 million in the third quarter of 2013. Public results were led by a sales increase of more than 20 percent to Education customers and high-teen sales growth to both State and Local and Federal Government customers. Sales to Healthcare customers increased low double-digits.

  Net sales for CDW's Advanced Services business and Canadian operations, combined as "Other" for financial reporting purposes, rose 13.5 percent to $174.6 million in the third quarter of 2014, compared to $153.9 million in the third quarter of 2013. Average daily sales in the third quarter of 2014 were $2.7 million, compared to $2.4 million in the third quarter of 2013. CDW's Advanced Services business consists of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services. Canadian sales were negatively affected by currency translation.

Gross profit for the third quarter of 2014 was $507.3 million, compared to $458.4 million in the third quarter of 2013, representing an increase of 10.7 percent. Gross profit margin was 15.5 percent in the third quarter of 2014, versus 16.0 percent for the same period of 2013, primarily reflecting the ongoing impact of lower-margined, more transactional products.

Total selling and administrative expenses, including advertising expense, were $322.6 million in the third quarter of 2014, compared to $365.5 million in the third quarter of 2013. The decrease in part reflects the absence of IPO related expenses incurred in the third quarter of 2013 of $74.1 million. Results for the third quarter of 2014 also reflect higher coworker compensation related to increased coworker count and increased attainment-based compensation accruals consistent with year-to-date performance, as well as higher marketing and advertising spend. Coworker count was 7,242 as of September 30, 2014, compared to 6,914 as of September 30, 2013.

Excluding expenses related to non-cash equity and retention compensation expense, net litigation and certain other items, Adjusted EBITDA was $242.6 million in the third quarter of 2014, compared to $216.1 million in the third quarter of 2013, representing an increase of 12.2 percent. Third quarter 2014 Adjusted EBITDA margin was 7.4 percent, approximately 10 basis points lower than the third quarter of 2013.

Interest expense decreased by $6.1 million to $50.1 million for the three months ended September 30, 2014, compared to $56.2 million for the comparable period in 2013, reflecting lower outstanding debt balances and a lower average interest rate. During the third quarter of 2014, the company issued $600.0 million aggregate principal amount of 6.0% Senior Notes due 2022 and recorded debt extinguishment charges of $45.8 million due to its redemption of $325.0 million aggregate principal amount of 8.0% Senior Secured Notes due 2018 and $234.7 million aggregate principal amount of 8.5% Senior Notes due 2019. There were $41.3 million of debt extinguishment charges in the third quarter of 2013. Long-term debt, net of cash and including current maturities of long-term debt, was $2.80 billion as of September 30, 2014, $256.0 million lower than September 30, 2013.

The effective tax rate for the third quarter of 2014 was 37.9 percent which resulted in a tax expense of $33.9 million versus a tax benefit of $2.6 million in the third quarter of 2013.

Net income was $55.6 million in the third quarter of 2014 versus a net loss of $(2.2) million in the third quarter of 2013. Non-GAAP net income, which excludes intangible asset amortization expense related to purchased intangibles, certain debt refinancing expenses and certain other costs was $110.7 million in the third quarter of 2014, compared to $85.2 million in the third quarter of 2013, representing an increase of 29.9 percent driven by stronger operating results and lower interest expense.

Weighted average non-GAAP fully-diluted shares outstanding were 173.0 million for the quarter ended September 30, 2014 compared to 171.9 million for the quarter ended September 30, 2013. Non-GAAP net income per share for the quarter ended September 30, 2014 was $0.64 compared to $0.50 for the quarter ended September 30, 2013.

First Nine Months of 2014 Highlights:

Total net sales in the first nine months of 2014 were $9.024 billion, compared to $8.055 billion in the first nine months of 2013, an increase of 12.0 percent. Average daily sales for the first nine months of 2014 were $47.2 million, compared to $42.2 million for the first nine months of 2013. There were 191 selling days in the first nine months of both 2014 and 2013.

Gross profit for the first nine months of 2014 was $1.429 billion, compared to $1.312 billion in the first nine months of 2013, representing an increase of 8.9 percent.

Total selling and administrative expenses, including advertising expense, were $920.7 million in the first nine months of 2014, compared to $945.4 million in the first nine months of 2013, representing a decrease of 2.6 percent. The decrease in part reflects the absence of IPO related expenses incurred in the the first nine months of 2014 of $74.3 million. Excluding non-cash equity compensation and retention compensation expense, net litigation and certain other items, Adjusted EBITDA was $683.4 million in the first nine months of 2014, compared to $607.3 million in the first nine months of 2013, representing an increase of 12.5 percent. Adjusted EBITDA margin was 7.6 percent in the first nine months of 2014 versus 7.5 percent in the first nine months of 2013.

Net income was $193.1 million for the first nine months of 2014, more than double the net income of $72.8 million in the first nine months of 2013. Debt extinguishment charges were $53.8 million in the first nine months of 2014, compared to $55.5 million for the same period in 2013. Interest expense was $148.7 million for the first nine months of 2014, 25.2 percent below interest expense of $198.6 million for the same period in 2013. The effective tax rate for the first nine months of 2014 was 37.2 percent versus 35.5 percent for the first nine months of 2013.

Non-GAAP net income, which excludes amortization related to purchased intangibles and certain debt refinancing and other costs, was $307.7 million for the first nine months of 2014, compared to $220.7 million for the first nine months of 2013, representing an increase of 39.4 percent driven by stronger operating results and lower interest expense.

Weighted average non-GAAP fully-diluted shares outstanding were 172.7 million for the nine months ended September 30, 2014 compared to 171.8 million for the nine months ended September 30, 2013. Non-GAAP net income per share for the nine months ended September 30, 2014 was $1.78 compared to $1.29 for the nine months ended September 30, 2013.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, changes in economic conditions; decreases in spending on technology products; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW Corporation's filings with the SEC.  Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW Corporation's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income, and Non-GAAP net income per diluted share are non-GAAP financial measures. We believe these measures provide helpful information with respect to the company's operating performance and cash flows including our ability to meet our future debt service, capital expenditures, working capital requirements and make dividend payments. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company's credit agreements.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare. A FORTUNE 500 company, CDW was founded in 1984 and employs approximately 7,200 coworkers. For the trailing twelve months ended September 30, 2014, the company generated net sales of more than $11.7 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, November 6, 2014 at 7:30 a.m. CT/8:30 a.m. ET to discuss its third quarter 2014 financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW's website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
(847) 968-0238

Media Inquiries
Mary Viola
Vice President, Corporate Communications
(847) 968-0743

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars and shares in millions, except per-share amounts)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change(1)	2014	2013	% Change(2)

Net sales	$ 3,266.1	$ 2,864.3	14.0%	$ 9,024.4	$ 8,055.3	12.0%
Cost of sales	2,758.8	2,405.9	14.7	7,595.0	6,743.0	12.6

Gross profit	507.3	458.4	10.7	1,429.4	1,312.0	8.9

Selling and administrative expenses	285.4	332.4	(14.1)	820.2	850.3	(3.5)
Advertising expense	37.2	33.1	12.1	100.5	95.1	5.6

Income from operations	184.7	92.9	99.0	508.7	366.6	38.8

Interest expense, net	(50.1)	(56.2)	(10.9)	(148.7)	(198.6)	(25.2)
Net loss on extinguishments of long-term debt	(45.8)	(41.3)	10.8	(53.8)	(55.5)	(3.1)
Other income (expense), net	0.7	(0.2)	(819.6)	1.4	0.4	183.7

Income (loss) before income taxes	89.5	(4.8)	nm*	307.6	112.9	172.6

Income tax (expense) benefit	(33.9)	2.6	nm*	(114.5)	(40.1)	185.7

Net income (loss)	$ 55.6	$ (2.2)	nm*	$ 193.1	$ 72.8	165.4%

Net income (loss) per common share:
Basic	$ 0.33	$ (0.01)	nm*	$ 1.13	$ 0.48	137.7%
Diluted	$ 0.32	$ (0.01)	nm*	$ 1.12	$ 0.47	137.2%

Weighted-average number of common shares outstanding:
Basic	170.9	166.8		170.2	152.5
Diluted	173.0	166.8		172.7	154.3

* Not meaningful
(1) There were 64 selling days for both the three months ended September 30, 2014 and 2013.
(2) There were 191 selling days for both the nine months ended September 30, 2014 and 2013.

CDW CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

We have included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin for the three and nine months ended September 30, 2014 and 2013 below. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangibles, non-cash equity-based compensation and gains and losses from the early extinguishment of debt. The numerator of Non-GAAP net income per diluted share is Non-GAAP net income. Non-GAAP net income per diluted share increases the number of weighted average shares in the denominator as if the 2013 IPO and the exercise of the underwriters' overallotment option had occurred at the beginning of the periods reported. EBITDA is defined as consolidated net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Adjusted EBITDA margin means Adjusted EBITDA as a percentage of our net sales. Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. We believe that Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE

(dollars and shares in millions, except per share amounts)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change

Net income (loss)	$ 55.6	$ (2.2)		$ 193.1	$ 72.8
Amortization of intangibles (i)	40.3	40.1		120.8	120.5
Non-cash equity-based compensation	3.9	2.3		11.5	6.4
Litigation, net (ii)	(0.6)	(10.4)		(0.6)	(10.4)
Net loss on extinguishments of long-term debt	45.8	41.3		53.8	55.5
Interest expense adjustment related to extinguishments of long-term debt (iii)	—	(4.6)		(1.1)	(5.4)
IPO- and secondary-offering-related expenses (iv)	0.3	74.1		1.2	74.3
Aggregate adjustment for income taxes (v)	(34.6)	(55.4)		(71.0)	(93.0)
Non-GAAP net income	$ 110.7	$ 85.2	29.9%	$ 307.7	$ 220.7	39.4%

GAAP net income (loss) per diluted share	$ 0.32	$ (0.01)	nm*	$ 1.12	$ 0.47	137.2%
Non-GAAP net income per diluted share	$ 0.64	$ 0.50	29.2%	$ 1.78	$ 1.29	38.7%
Shares used in computing GAAP net income (loss) per diluted share	173.0	166.8		172.7	154.3
Shares used in computing Non-GAAP net income per diluted share (vi)	173.0	171.9		172.7	171.8

* Not meaningful
(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships and trade names.
(ii) Relates to unusual, non-recurring litigation matters.
(iii) Reflects adjustments to interest expense resulting from debt extinguishments. Represents the difference between interest expense previously recognized under the effective interest method and actual interest paid.
(iv) IPO- and secondary-offering-related expenses consist of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Acceleration charge for certain equity awards and related employer payroll taxes	$ —	$ 40.7	$ —	$ 40.7
RDU Plan cash retention pool accrual	—	7.5	—	7.5
Management services agreement termination fee	—	24.4	—	24.4
Other expenses	0.3	1.5	1.2	1.7
IPO- and secondary-offering-related expenses	$ 0.3	$ 74.1	$ 1.2	$ 74.3

(v) Based on a normalized effective tax rate of 39.0%.
(vi) Non-GAAP net income per diluted share increases the number of weighted average shares in the denominator as if the 2013 IPO and the exercise of the underwriters' overallotment option had occurred at the beginning of the periods reported as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Weighted-average number of common shares outstanding - Diluted	173.0	166.8	172.7	154.3
Effect of dilutive securities	(2.1)	—	(2.5)	(1.8)
Weighted-average number of common shares outstanding - Basic	170.9	166.8	170.2	152.5
Adjustment as if the IPO and exercise of the underwriters' overallotment option had occurred at the beginning of the period reported	—	1.6	—	18.2
Non-GAAP weighted-average number of common shares outstanding - Basic	170.9	168.4	170.2	170.7
Effect of dilutive shares	2.1	3.5	2.5	1.1
Non-GAAP weighted-average number of common shares outstanding - Diluted	173.0	171.9	172.7	171.8

CDW CORPORATION AND SUBSIDIARIES

ADJUSTED EBITDA

(dollars in millions)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change

Adjusted EBITDA	$ 242.6	$ 216.1	12.2%	$ 683.4	$ 607.3	12.5%
Adjustments to reconcile Adjusted EBITDA to income from operations (a):
Depreciation and amortization (b)	(51.9)	(52.0)		(155.9)	(156.3)
Non-cash equity-based compensation	(3.9)	(2.3)		(11.5)	(6.4)
IPO- and secondary-offering-related expenses (c)	(0.3)	(74.1)		(1.2)	(74.3)
Sponsor fee	—	—		—	(2.5)
Litigation, net (d)	0.6	8.2		0.9	8.2
Other adjustments (e)	(2.4)	(3.0)		(7.0)	(9.4)
Total adjustments	(57.9)	(123.2)		(174.7)	(240.7)
Income from operations	$ 184.7	$ 92.9		$ 508.7	$ 366.6

(a) Amounts historically reported within selling and administrative expense unless otherwise indicated.
(b) Includes depreciation expense of ($0.9) and ($0.7) for the three months ended September 30, 2014 and 2013, respectively, and ($2.7) and ($2.5) for the nine months ended September 30, 2014 and 2013, respectively, historically reported within cost of sales.
(c) As defined under non-GAAP net income above.
(d) Relates to unusual, non-recurring litigation matters.
(e) Primarily includes certain historical retention costs reported within selling and administrative expense. Also includes an adjustment for other income/(expense) of $0.2 and ($0.2) for the three months ended September 30, 2014 and 2013, respectively, and $0.4 and $0.1 for the nine months ended September 30, 2014 and 2013, respectively.

CDW CORPORATION AND SUBSIDIARIES

ADJUSTED EBITDA MARGIN

(dollars in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net sales	$ 3,266.1	$ 2,864.3	$ 9,024.4	$ 8,055.3
Adjusted EBITDA	242.6	216.1	683.4	607.3

Adjusted EBITDA margin	7.4%	7.5%	7.6%	7.5%

CDW CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	September 30,	December 31,	September 30,
	2014	2013	2013
Assets

Current assets:
Cash and cash equivalents	$ 357.8	$ 188.1	$ 350.2
Accounts receivable, net of allowance for doubtful accounts of $5.7, $5.4 and $5.4, respectively	1,473.2	1,451.0	1,310.6
Merchandise inventory	423.5	382.0	353.8
Miscellaneous receivables	175.4	146.3	197.1
Deferred income taxes	—	—	10.9
Prepaid expenses and other	86.3	46.1	63.1
Total current assets	2,516.2	2,213.5	2,285.7

Property and equipment, net	131.7	131.1	129.6
Goodwill	2,218.6	2,220.3	2,222.9
Other intangible assets, net	1,207.0	1,328.0	1,365.5
Deferred financing costs, net	31.8	30.1	33.7
Other assets	2.1	1.6	1.4
Total assets	$ 6,107.4	$ 5,924.6	$ 6,038.8

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable - trade	$ 777.9	$ 662.8	$ 672.6
Accounts payable - inventory financing	299.7	256.6	225.2
Current maturities of long-term debt	15.4	45.4	170.4
Accrued expenses and other liabilities	434.6	437.8	428.3
Total current liabilities	1,527.6	1,402.6	1,496.5

Long-term liabilities:
Debt	3,146.3	3,205.8	3,239.7
Deferred income taxes	495.4	563.5	599.4
Other liabilities	44.1	41.0	43.4
Total long-term liabilities	3,685.8	3,810.3	3,882.5

Total shareholders' equity	894.0	711.7	659.8
Total liabilities and shareholders' equity	$ 6,107.4	$ 5,924.6	$ 6,038.8

CDW CORPORATION AND SUBSIDIARIES

NET SALES DETAIL

(dollars in millions)

(unaudited)

	Three Months Ended September 30,
	2014	2013	% Change(1)
Corporate:
Medium / Large	$ 1,374.8	$ 1,241.3	10.8%
Small Business	247.9	224.5	10.4
Total Corporate (2)	$ 1,622.7	$ 1,465.8	10.7%

Public:
Government	$ 441.3	$ 375.3	17.6%
Education	632.8	513.4	23.2
Healthcare	394.7	355.9	10.9
Total Public	$ 1,468.8	$ 1,244.6	18.0%

Other	$ 174.6	$ 153.9	13.5%

Total Net Sales	$ 3,266.1	$ 2,864.3	14.0%

(1) There were 64 selling days for both the three months ended September 30, 2014 and 2013.
(2) Net sales of $37.9 million for the three months ended September 30, 2013 have been reclassified from the Small Business customer channel to the Medium / Large customer channel to conform to the current period presentation.

	Nine Months Ended September 30,
	2014	2013	% Change(1)
Corporate:
Medium / Large	$ 4,045.1	$ 3,730.4	8.4%
Small Business	739.4	676.7	9.3
Total Corporate (2)	$ 4,784.5	$ 4,407.1	8.6%

Public:
Government	$ 1,008.6	$ 923.3	9.2%
Education	1,481.4	1,166.3	27.0
Healthcare	1,220.3	1,084.4	12.5
Total Public	$ 3,710.3	$ 3,174.0	16.9%

Other	$ 529.6	$ 474.2	11.7%

Total Net Sales	$ 9,024.4	$ 8,055.3	12.0%

(1) There were 191 selling days for both the nine months ended September 30, 2014 and 2013.
(2) Net sales of $109.3 million for the nine months ended September 30, 2013 have been reclassified from the Small Business customer channel to the Medium / Large customer channel to conform to the current period presentation.

CDW CORPORATION AND SUBSIDIARIES

DEBT AND WORKING CAPITAL INFORMATION

(dollars in millions)

(unaudited)

	September 30,	December 31,	September 30,
	2014	2013	2013

Debt and ABL Revolver Availability
Cash and cash equivalents	$ 357.8	$ 188.1	$ 350.2
Total debt	3,161.7	3,251.2	3,410.1
Senior secured debt	1,517.4	1,853.9	1,857.8
Outstanding borrowings under ABL Revolver	—	—	—
Borrowing base under ABL Revolver (1)	1,408.1	1,065.5	1,108.2
ABL Revolver availability	955.3	641.1	676.8
Cash plus ABL Revolver availability	1,313.1	829.2	1,027.0
Total net leverage ratio (2)	3.2	3.8	3.8

Working Capital
Days of sales outstanding (DSO) (3)	42	44	41
Days of supply in inventory (DIO) (3)	14	14	14
Days of purchases outstanding (DPO) (3)	(36)	(35)	(35)
Cash conversion cycle (3)	20	23	20

(1) Amount in effect at quarter-end.
(2) Defined as the ratio of total debt at period-end excluding any unamortized discount and/or premium, less cash and cash equivalents, to trailing twelve months Adjusted EBITDA. Prior periods have been revised to conform to the current definition.
(3) Based on a rolling three-month average. Prior periods have been revised to conform to the current definition.

CDW CORPORATION AND SUBSIDIARIES

CASH FLOW INFORMATION

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2014	2013

Cash flows from operating activities	$ 350.5	$ 370.8

Payment of accrued charitable contribution related to the MPK Coworker Incentive Plan II	(20.9)	—
Capital expenditures and other cash flows from investing activities	(35.1)	(30.5)
Cash flows from investing activities	(56.0)	(30.5)

Net change in accounts payable - inventory financing	43.1	(24.0)
Other cash flows from financing activities	(166.8)	(3.4)
Cash flows from financing activities	(123.7)	(27.4)

Effect of exchange rate changes on cash and cash equivalents	(1.1)	(0.6)
Net increase in cash and cash equivalents	169.7	312.3
Cash and cash equivalents - beginning of period	188.1	37.9
Cash and cash equivalents - end of period	$ 357.8	$ 350.2

Supplementary disclosure of cash flow information:
Interest paid	$ (127.2)	$ (169.5)
Taxes paid, net	$ (189.9)	$ (64.3)